- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-9

                               (AMENDMENT NO. 1)

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                              GRUMMAN CORPORATION
                           (NAME OF SUBJECT COMPANY)

                              GRUMMAN CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)

                           COMMON STOCK, $1 PAR VALUE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHT)
                         (TITLE OF CLASS OF SECURITIES)

                                    40018110
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               THOMAS L. GENOVESE
                       VICE PRESIDENT AND GENERAL COUNSEL
                              GRUMMAN CORPORATION
                              1111 STEWART AVENUE
                         BETHPAGE, NEW YORK 11714-3580
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
        AND COMMUNICATIONS ON BEHALF OF THE PERSONS(S) FILING STATEMENT)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     This Amendment No. 1 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9, dated March 8, 1994 (the "Schedule 14D-9"), of Grumman Corporation, a New York corporation (the "Company"), filed in connection with the Offer as set forth in the Schedule 14D-9. Attached hereto as Exhibit
(a)(11) is the information distributed to shareholders of the Company. Capitalized terms used herein shall have the definitions set forth in the
Schedule 14D-9 unless otherwise provided herein.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS

(a)(11)

     (a) Letter to the Company's Shareholders, dated March 8, 1994

     (b) Schedule 14D-9, dated, March 8, 1994

     (c) Opinion of Goldman, Sachs & Co., dated March 8, 1994

     (d) Audited Financial Statements of the Company for the Fiscal Year Ended December 31, 1993

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          GRUMMAN CORPORATION

                                          By: /s/  RENSO L. CAPORALI
                                              Chairman of the Board and
                                            Chief Executive Officer

Date: March 9, 1994

                                 EXHIBIT INDEX

     EXHIBIT
    ---------
    (a) (11)
              (a) -- Letter to the Company's Shareholders, dated March 8, 1994
              (b) -- Schedule 14D-9, dated March 8, 1994
              (c) -- Opinion of Goldman, Sachs & Co., March 8, 1994
              (d) -- Audited Financial Statements of the Company for the Fiscal
                     year Ended December 31, 1993